Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

David Flanery

Chief Financial Officer

(502) 261-4753

Papa John’s Increases Stock Repurchase

Authorization to $575 Million

Louisville, Kentucky (April 19, 2006) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced that its Board of Directors has approved an increase to $575 million in the amount of the company’s common stock that may be repurchased by the company from time to time through December 31, 2006. This represents a $50 million increase in the previously authorized amount, and includes the authorization to purchase shares in both the open market and private transactions.

The company announced that to date it has repurchased $525.0 million of its stock since the inception of the repurchase program in 1999. As of March 26, 2006, the company had approximately 34.0 million shares of common stock outstanding on a fully diluted basis (approximately 32.8 million actual shares outstanding).

“Our strong cash flow and conservative balance sheet allow us the opportunity to continue our stock repurchase program without limiting our ability to invest in the growth of our business, including the building or purchase of additional company-owned restaurants, potential capital investments to help drive international growth in selected markets and investments in our systems infrastructure,” said Papa John’s president and chief executive officer, Nigel Travis. “Additionally, a portion of the funding for the increased stock repurchase authorization is expected to come from the proceeds of recent and expected future stock option exercises.”

As of March 26, 2006 Papa John’s had 2,924 restaurants (509 company-owned and 2,415 franchised) operating in 49 states and 22 countries. For more information about the company, visit Papa John’s at http://www.papajohns.com.